Exhibit 99.1

News Release		For Immediate Release

Contact:	Renee Campbell	April 23, 2019
402-963-1057

Valmont Reports First Quarter 2019 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the first quarter ended March 30, 2019.

Update on Financial Impact of Midwest Flooding Event

The widespread, Midwest U.S. flooding event in mid-March led to a seven-day closure of the Company’s largest manufacturing facility in Valley, Nebraska, and minor impacts to its Columbus and West Point, Nebraska facilities. The resulting first quarter impact was approximately $10.0 million of revenue, with a corresponding $0.11 impact on first quarter diluted earnings per share, and a $0.07 diluted earnings per share impact from additional flood-related expenses. The first quarter revenue impact will shift to the second and third quarters. Insurance recovery for flood impacts to property and business interruption is currently in process. Specific recovery estimates and timing are not yet known; however, the Company does not expect the event to impact full-year 2019 results.

First Quarter 2019 Highlights (metrics compared to first quarter 2018 unless otherwise noted)

•                  Revenues of $692.1 million compared to $698.7 million last year. Excluding an unfavorable currency impact of $17.2 million, and $18.4 million of revenue from the divested grinding media business, sales grew 4.2%

•                  Operating income of $55.1 million or 8.0% of sales, compared to $64.0 million or 9.2% of sales ($68.4 million adjusted1 or 9.8% of sales)

•                  Diluted Earnings per Share of $1.66 compared to $1.72 ($1.87 adjusted1). Excluding flood impacts of $0.18, first quarter diluted EPS would have been $1.84

•                  Repurchased 70,400 shares of company stock for $9.4 million, at an average price of $133.81 per share

1 Please see Reg G reconciliation of non-GAAP financial measures to GAAP measures below and at end of the document.

•                  Completed the acquisitions of Larson Camouflage and United Galvanizing

•                  Secured the largest Utility Support Structures purchase order in Company history

•                  Narrowing the range of expected 2019 diluted earnings per share to $8.30 to $8.90, compared to the previous outlook of $8.10 to $8.90

Key Financial Metrics

	GAAP			Adjusted[1]
First Quarter 2019	3/30/2019 1Q 2019	3/31/2018 1Q 2018	vs. 1Q 2018	3/30/2019 1Q 2019	3/31/2018 1Q 2018	vs. 1Q 2018
Net Sales	$692,139	$698,684	(0.9)%	$692,139	$698,684	(0.9)%
Operating Income	55,104	63,960	(13.8)%	55,104	$68,360	(19.4)%
Operating Income as a % of Net Sales	8.0%	9.2%		8.0%	9.8%
Net Earnings	36,481	39,281	(7.1)%	36,481	42,606	(14.4)%
Diluted Earnings Per Share	$1.66	$1.72	(3.5)%	$1.66	$1.87	(11.2)%
Average Shares Outstanding	21,964	22,796		21,964	22,796

Stephen G. Kaniewski, President and Chief Executive Officer, commented, “Let me first start by saying we are extremely thankful that our employees at our Valley, Columbus, and West Point Nebraska locations, and the surrounding areas, remained safe during the Midwest flooding event. Since reopening the Valley campus on March 22, we have been focused on returning to full production and expediting customer orders. Our ability to resume manufacturing one week after the flooding began is a true testimony to the strength of our operational excellence and dedicated efforts by our teams. While the events caused some revenue shifts into the second and third quarters, no customer orders of significance were canceled.”

Kaniewski continued, “Higher revenues in the Engineered Support Structures, Utility Support Structures and Coatings segments have led to a good start for the year. As expected, lower project sales in International Irrigation markets led to unfavorable comparisons in that segment, with North America irrigation revenues only slightly below last year. Positive performance from recent acquisitions also contributed to first quarter results.”

First Quarter 2019 Segment Review

Infrastructure

Engineered Support Structures Segment (33% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

Sales of $230.3 million increased 2.4% versus prior year, led by improved pricing across the segment, and higher volumes in North America. In international markets, lower volumes and unfavorable currency translation impacted sales.

In North America, lighting and traffic product sales were higher. Strong order flow resulting in the expansion of backlogs across all product lines led to extended lead times, with revenue growth led by improved pricing. In Europe, sales were lower from decreased volumes across the region. Sales of highway safety products in the Asia Pacific region were also lower, due to a mix shift resulting in lower average selling prices.

Wireless communication and components sales increased more than 25% globally compared to last year. Specifically, strong demand in North America markets was driven by carriers’ continued buildout of 4G networks and 5G site preparation, and improved pricing actions, partially offset by lower volumes in China and Australia.

Sales of Access Systems products of $30.2 million were similar to 2018.

Operating income was $12.4 million or 5.4% of sales compared to $6.9 million, or 3.1% of sales ($10.6 million or 4.7% adjusted1). Profitability improvement was led by pricing actions, restructuring benefits, and improved operational performance.

Utility Support Structures Segment (35% of Sales)

Steel and concrete structures for global utility transmission, distribution and generation applications, renewable energy generation equipment, and inspection services

Revenues of $243.9 million increased 16.2% compared to last year, led by sales of solar tracker structures from the acquisition of Convert Italia. Pricing actions also contributed to sales growth. Revenues in the offshore wind business were slightly higher.

Operating income was $25.0 million or 10.3% of sales compared to $23.4 million, or 11.1% of sales ($24.1 million or 11.5% adjusted1) in 2018. Pricing actions and improved factory performance, were partially offset by lower volumes from a large project in 2018 that did not repeat this year, and unfavorable comparisons in the offshore wind business.

Coatings Segment (13% of Sales)

Global galvanizing, painting and anodizing services to preserve and protect metal products

Global sales of $86.8 million grew 2.2% versus prior year. Revenue from recent acquisitions and pricing actions drove sales growth.

Operating income was $10.1 million or 11.7% of sales, compared to $11.9 million or 14.0% of sales in 2018. Weather events and a one-time accrual for legal expenses resulted in lower earnings.

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

Agriculture

Irrigation Segment (22% of Sales)

Agricultural irrigation equipment, parts, services and tubular products, water management solutions, and technology for precision agriculture

Global sales of $152.8 million were 18.7% lower than last year, as expected.

North America sales of $108.5 million were slightly below 2018 sales of $109.9 million. Farmer sentiment continues to be muted by low net farm income levels, adverse weather conditions, and uncertainty of trade policies, which are all impacting demand. Pricing actions were offset by lower volumes.

International irrigation sales of $44.3 million were down 43.3% compared to last year. Significantly lower project sales in emerging markets, and unfavorable currency translation impacts, led to the sales decrease. Demand across most developed markets was muted, with more favorable trends in Brazil.

Segment operating income was $20.1 million, or 13.2% of sales, compared to $33.9 million, or 18.0% of sales in 2018. Pricing actions, particularly in North America markets, were more than offset by lower international project volumes. Despite lower volumes, factory deleverage was minimized through operational excellence processes.

Corporate Expense and Other Income

Deferred compensation plan investments appreciated by $2.9 million, which increased corporate SG&A, with a corresponding increase in Other Income.

2019 Outlook

2019 Full Year Financial Outlook	Previous Outlook	Revised Outlook
Diluted Earnings per Share	$8.10 - $8.90	$8.30 - $8.90
Revenue Growth[2]	7% - 8%	No Change
Operating Margin Improvement	20 - 50 bps	No Change
Global Effective Tax Rate	~ 25%	No Change
Capital Expenditures	$90 - $100 million	No Change

“We remain positive on our overall outlook and growth strategies for the year, particularly in our infrastructure businesses,” Mr. Kaniewski said. “This positive outlook has resulted in a more favorable 2019 earnings estimate, and we have narrowed the bottom end of our expected EPS range, despite a weak irrigation market. A strong, global backlog approaching $300 million in the Engineered Support Structures segment is being driven by strengthening demand in transportation and wireless

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

communication markets, particularly in North America. In our Utility Support Structures business, our global backlog has exceeded $400 million, and is the highest on record for the segment, supported by a large, multi-year order, new product introductions, and increasing demand for renewable energy structures. As we know, project shifts each quarter can occur in this segment. Firm industrial demand across all regions supports growth in our Coatings business, with recent acquisitions also contributing to the favorable outlook.

Added Kaniewski, “Continued low net farm income levels and recent weather events, especially in the Midwest, are contributing to a challenging agriculture market environment in North America. Recent geopolitical events in developing markets will impact our international irrigation project pipeline this year. We expect market conditions in Brazil to continue improving in 2019. All of these effects have been accounted for in our financial outlook. Additionally, we expect to generate good cash flows this year, leading to a positive comparison to 2018, and remain committed to our stated free cash flow goal of 1X net earnings for the year.”

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Wednesday, April 24, 2019 at 8:00 am CDT, by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries Q1 2019 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at www.valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13684641. The replay will be available through 10:59 p.m. CDT on May 1, 2019.

Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	First Quarter
	13 Weeks Ended
	30-Mar-19	31-Mar-18
Net sales	$692,139	$698,684
Cost of sales	527,010	529,444
Gross profit	165,129	169,240
Selling, general and administrative expenses	110,025	105,280
Operating income	55,104	63,960
Other income (expense)
Interest expense	(9,878)	(11,074)
Interest income	810	1,267
Gain (loss) on investments (unrealized)	2,910	(101)
Other	936	(1,040)
	(5,222)	(10,948)
Earnings before income taxes	49,882	53,012

Income tax expense	12,427	12,532
Net earnings	37,455	40,480
Less: Earnings attributable to non-controlling interests	(974)	(1,199)
Net earnings attributable to Valmont Industries, Inc.	$36,481	$39,281

Average shares outstanding (000’s) - Basic	21,886	22,609
Earnings per share - Basic	$1.67	$1.74

Average shares outstanding (000’s) - Diluted	21,964	22,796
Earnings per share - Diluted	$1.66	$1.72

Cash dividends per share	$0.375	$0.375

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	First Quarter
	13 Weeks Ended
	30-Mar-19	31-Mar-18

Net sales
Engineered Support Structures	$230,288	$224,954
Utility Support Structures	243,922	209,862
Coatings	86,779	84,947
Infrastructure products	560,989	519,763

Irrigation	152,816	187,953
Other	—	18,399
Less: Intersegment sales	(21,666)	(27,431)
Total	$692,139	$698,684

Operating Income
Engineered Support Structures	$12,445	$6,947
Utility Support Structures	25,048	23,367
Coatings	10,140	11,867
Infrastructure products	47,633	42,181

Irrigation	20,134	33,887
Other	—	(579)
Adjustment to LIFO inventory valuation method	502	(1,081)
Corporate	(13,165)	(10,448)
Total	$55,104	$63,960

Valmont has aggregated its business segments into four reportable segments as follows:

Engineered Support Structures: This segment consists of the manufacture of engineered metal and composite pole, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility transmission, distribution, renewable energy solutions, and inspection services.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts and services, tubular products, water management solutions, and technology for precision agriculture.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets. This includes the manufacture of forged steel grinding media for the mining industry and is reported in the “Other” category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	30-Mar-19	29-Dec-18
ASSETS
Current assets:
Cash and cash equivalents	$211,237	$313,210
Accounts receivable, net	512,852	483,963
Inventories	395,799	383,566
Contract asset	119,886	112,525
Prepaid expenses and other	54,379	42,800
Refundable and deferred income taxes	4,747	4,576
Total current assets	1,298,900	1,340,640
Property, plant and equipment, net	527,329	513,992
Goodwill and intangible assets	609,893	561,163
Other assets	210,570	114,479
	$2,646,692	$2,530,274

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$764	$779
Notes payable to banks	19,816	10,678
Accounts payable	219,460	218,115
Accrued expenses	192,586	171,233
Dividend payable	8,213	8,230
Total current liabilities	440,839	409,035
Long-term debt, excluding current installments	741,629	741,822
Defined pension benefit liability	133,761	143,904
Operating lease liabilities	88,492	—
Other long-term liabilities	110,930	99,990
Shareholders’ equity	1,131,041	1,135,523
	$2,646,692	$2,530,274

	13 Weeks Ended	13 Weeks Ended
	30-Mar-19	31-Mar-18
Cash flows from operating activities
Net Earnings	$37,455	$40,480
Depreciation and amortization	20,253	21,178
Contribution to defined benefit pension plan	(13,943)	(731)
Change in working capital	(43,830)	(39,288)
Other	7,978	11,409
Net cash flows from operating activities	$7,913	$33,048

Cash flows from investing activities
Purchase of property, plant, and equipment	(21,109)	(16,248)
Acquisition, net of cash acquired	(57,106)	(4,800)
Other	(1,227)	(1,931)
Net cash flows from investing activities	(79,442)	(22,979)

Cash flows from financing activities
Net proceeds (payments) on short and long-term agreements	9,133	(30)
Purchase of treasury shares	(9,421)	(14,790)
Dividends paid	(8,231)	(8,510)
Purchase of noncontrolling interest	(23,082)	(5,510)
Other	(411)	187
Net cash flows from financing activities	(32,012)	(28,653)
Effect of exchange rates on cash and cash equivalents	1,568	5,442
Net change in cash and cash equivalents	(101,973)	(13,142)
Cash, cash equivalents, & restricted cash - beginning of year	313,210	492,805
Cash, cash equivalents, & restricted cash - end of period	$211,237	$479,663

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) restructuring costs, (b) operating income of restructuring costs, and (c) segment operating income of restructuring costs. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	First Quarter Ended March 31, 2018	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$39,281	$1.72

Restructuring expenses - pre-tax	4,400	0.19

Tax effect of restructuring expense *	(1,075)	(0.05)

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$42,606	$1.87
Average shares outstanding (000’s) - Diluted		22,796

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction,

Operating Income Reconciliation	First Quarter Ended March 31, 2018
Operating income - as reported	$63,960

Restructuring expenses	4,400

Adjusted Operating Income	$68,360

Net Sales	698,684

Operating Income as a % of Sales	9.2%

Adjusted Operating Income as a % of Sales	9.8%

	For the First Quarter Ended March 31, 2018
Segment Operating Income Reconciliation	Engineered Infrastructure Products	Utility Support Structures	Coatings	Irrigation	Other/ Corporate

Operating income - as reported	$6,947	$23,367	$11,867	$33,887	$(12,108)

Restructuring expenses	3,628	772	—	—	—

Adjusted Operating Income	$10,575	$24,139	$11,867	$33,887	$(12,108)

Net sales	224,954	209,862	84,947	187,953

Operating Income as a % of Sales	3.1%	11.1%	14.0%	18.0%	NM

Adjusted Operating Income as a % of Sales	4.7%	11.5%	14.0%	18.0%	NM

END